As filed with the Securities and Exchange Commission on November 17, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

T1 Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-3205861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1211 E 4th St.
Austin, Texas 78702
Telephone: 409-599-5706

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Barcelo
1211 E 4th St.
Austin, Texas 78702
409-599-5706

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Danny Tricot, Esq.
Denis Klimentchenko, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, EC2N 4BQ
+44 20 7519 7000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2025

PRELIMINARY PROSPECTUS

T1 Energy Inc.

1,600,000 Shares of Series B Preferred Stock
5,000,000 Shares of Series B-1 Preferred Stock
38,823,528 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling securityholders named in this prospectus (collectively with any pledgees, donees, transferees, assignees, successors and other permitted transferees, the “Selling Securityholders”) of up to (i) 1,600,000 shares of Series B Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of T1 Energy Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), (ii) 5,000,000 shares of Series B-1 Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock” and, collectively with the Series B Preferred Stock, the “Preferred Stock”), of the Company and (iii) 38,823,528 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company comprised of (x) 9,411,764 shares of Common Stock underlying the Series B Preferred Stock and (y) up to 29,411,764 shares of Common Stock underlying the Series B-1 Preferred Stock, issuable upon conversion of the Preferred Stock (the “Underlying Shares”). The Series B Preferred Stock, the Series B-1 Preferred Stock and the Underlying Shares are collectively referred to herein as the “Securities.”

The shares of Preferred Stock covered by this prospectus were originally issued to certain funds and accounts managed by Encompass Capital Advisors LLC (the “Encompass Parties”) pursuant to an amended and restated stock purchase agreement, dated as of October 31, 2025 (as amended, the “Stock Purchase Agreement”), between the Company and the Encompass Parties in a registered direct offering pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-290198) and a related prospectus supplement filed with the U.S. Securities and Exchange Commission on October 31, 2025.

We will not receive any proceeds from the resale of the Securities by the Selling Securityholders. The Selling Securityholders will pay or assume all underwriting discounts, selling commissions and other expenses, if any, incurred in connection with their sale of the Securities. We have agreed to pay certain expenses in connection with this registration statement and to indemnify the Selling Securityholders and certain related persons against certain liabilities. As of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of the Securities held by the Selling Securityholders.

We are registering the Securities in order to permit the Selling Securityholders to offer the Securities for resale from time to time. Our registration of the Securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Securities.

The Selling Securityholders may sell, transfer or otherwise dispose of all or a portion of the Common Stock issuable upon conversion of the Preferred Stock or the Preferred Stock on the NYSE, following the approval of the listing of Preferred Stock on the NYSE (as further discussed below), publicly or through private transactions at fixed prices, prevailing market prices or at negotiated prices, or at market prices prevailing at the time of sale.

Prior to the date of this prospectus, there has been no established public trading market for the Preferred Stock. We intend to apply to list the Preferred Stock on the NYSE upon each sale by the Selling Securityholders of any of the Series B Preferred Stock or Series B-1 Preferred Stock issued pursuant to the Stock Purchase Agreement that will enable the Company to be in compliance with the NYSE distribution standards upon listing. If the application is approved, we expect trading in the Series B Preferred Stock and Series B-1 Preferred Stock on the NYSE to begin promptly thereafter under the symbol “TE PRB” and “TE PRO” respectively. Pending such approval, we believe the actual offering price in sales of our Preferred Stock by the Selling Securityholders will be derived from the following factors: (i) the prevailing market price of our Common Stock at the time of any such sale; (ii) the $10.00 per share purchase price paid by the Selling Securityholders in connection with the original issuance of the Series B-1 Preferred Stock or, with respect to the Series B Preferred Stock, the Series A Preferred Stock (as defined herein) redeemed and cancelled therefor, as the case may be; and (iii) the applicable Conversion Price (as defined herein) of the Preferred Stock. We cannot guarantee that our Preferred Stock will be approved for listing on the NYSE. We provide more information about how the Selling Securityholders may sell the Securities in the section titled “Plan of Distribution for Securities Offered by Selling Securityholders” beginning on page 21 of this prospectus.

Our Common Stock is listed on the NYSE under the symbol “TE.” On November 14, 2025, the last reported sale price of our Common Stock was $3.36 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK AND YOU SHOULD READ THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE YOU INVEST. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND ANY SIMILAR SECTION INCLUDED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE FACTORS BEFORE MAKING YOUR INVESTMENT DECISION.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2025.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date or as of any earlier date as of which information is given.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) in connection with the Stock Purchase Agreement and pursuant to which the Selling Securityholders may from time to time offer and sell or otherwise dispose of the Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock covered by this prospectus. We will not receive any proceeds from the resale by such Selling Securityholders of the Securities. The Securities offered for resale from time to time by the Selling Securityholders include: (i) 1,600,000 shares of Series B Preferred Stock, (ii) 5,000,000 shares of Series B-1 Preferred Stock and (iii) up to 38,823,528 shares of Common Stock (comprising of the Underlying Shares).

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, any post-effective amendment and any applicable prospectus supplement is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed materially since those dates. Neither we nor the Selling Securityholders will make an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted.

We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add to, update or change the information contained in this prospectus. You should read and rely only on this prospectus, any post-effective amendment and any applicable prospectus supplement, together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FREQUENTLY USED TERMS

As used in this prospectus, unless otherwise stated or unless the context otherwise requires: references to the “Company,” “T1 Energy,” the “Registrant,” “we,” “our,” “us” and similar terms are to (i) as of any time prior to the Redomiciliation, FREYR Battery, (ii) as of any time after the Redomiciliation, FREYR Delaware, and (iii) as of February 19, 2025, T1 Energy Inc., and where appropriate, their respective wholly-owned subsidiaries. In this document:

“10-Day VWAP” means the volume weighted average price of the Common Stock in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices) for the ten (10) consecutive full Trading Days prior to and including such determination date.

“Business Day” means any day other than Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

“Certificates of Designations” means, collectively, the Series B Certificate of Designations and the Series B-1 Certificate of Designations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of T1 Energy, par value of $0.01 per share.

“Conversion Date” means the date on which a conversion of the respective series of Preferred Stock shall be deemed effective, in each case as set forth in the respective Certificates of Designations.

“Conversion Prices” means, collectively, the Series B Conversion Price and the Series B-1 Conversion Price.

“DGCL” means the Delaware General Corporation Law.

“Encompass” means Encompass Capital Advisors LLC.

“Encompass Parties” means the funds and accounts managed by Encompass that are parties to the Stock Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FREYR Battery” means FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199.

“FREYR Delaware” or “T1 Energy” means T1 Energy Inc., a Delaware corporation (f/k/a FREYR Battery, Inc. prior to February 19, 2025), and the successor registrant to FREYR Battery.

“Maturity Date” means December 23, 2027, the maturity date of the Preferred Stock.

“NYSE” means The New York Stock Exchange.

“Original Stock Purchase Agreement” means the preferred stock purchase agreement, dated as of November 6, 2024, as amended on March 21, 2025, April 29, 2025 and August 13, 2025, between the Company and the Encompass Parties.

“Issue Price” means an amount per share of Preferred Stock equal to $10.00.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of the Stock Purchase Agreement, shall be the NYSE.

“Redomiciliation” means the change of jurisdiction of incorporation by FREYR Battery from Luxembourg to the State of Delaware and change in the legal name to FREYR Battery, Inc., effective December 31, 2023.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means the Series B Preferred Stock, the Series B-1 Preferred Stock and the Underlying Shares.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Non-Voting Convertible Preferred Stock, par value $0.01 per share, previously issued by the Company pursuant to the Original Stock Purchase Agreement, and redeemed and cancelled pursuant to the Stock Purchase Agreement.

“Series B Certificate of Designations” means the certificate of designations issued in relation to the Series B Preferred Stock filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part.

“Series B-1 Certificate of Designations” means the certificate of designations issued in relation to the Series B-1 Preferred Stock filed as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

“Series B Conversion Price” means the conversion price of the Series B Preferred Stock, which is $1.70 per share of Common Stock.

“Series B-1 Conversion Price” means the conversion price of the Series B-1 Preferred Stock, which is (i) $1.90 per share of Common Stock, if the 10-Day VWAP of the Common Stock immediately prior to the Conversion Date is $2.50 or more per share of Common Stock and (ii) $1.70 per share of Common Stock, if the 10-Day VWAP of the Common Stock immediately prior to the Conversion Date is less than $2.50 per share of Common Stock, in each case assuming no accrued and unpaid dividends.

“Series B Preferred Stock” means the Series B Convertible Non-Voting Preferred Stock, par value $0.01 per share, of T1 Energy.

“Series B-1 Preferred Stock” means the Series B-1 Convertible Non-Voting Preferred Stock, par value $0.01 per share, of T1 Energy.

“Stock Purchase Agreement” means the amended and restated stock purchase agreement, dated as of October 31, 2025, between the Company and the Encompass Parties, which amends and restates the Original Stock Purchase Agreement.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the NYSE, the American Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“T1 G1 Dallas Holding” means T1 G1 Dallas Holding Inc., a Delaware corporation (f/k/a Trina Solar (U.S.) Holding Inc.).

“Underlying Shares” means the shares of Common Stock underlying the Preferred Stock, comprised of an aggregate of up to 38,823,528 shares of Common Stock to be issued upon conversion of the Preferred Stock.

“$” means the currency in dollars of the United States of America.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain forward-looking statements. All statements other than statements of historical fact contained or incorporated by reference in this prospectus and any accompanying prospectus supplement are forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance or events. Statements regarding our future results and timing of operations, expected performance and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering and the intended application to list our Preferred Stock on the NYSE, any expected use of proceeds from offerings, any expected results and benefits arising from the Trina Business Combination, liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. Forward-looking statements can be identified in some cases by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” or the negative or plural of these words, other similar terms or expressions or by discussions of strategy, plans or intentions.

The forward-looking statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement are only predictions. We base these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q. These factors include, but are not limited to, risks related to: (1) our ability to (i) successfully integrate the businesses and operations of us and Trina; (ii) construct and equip manufacturing facilities in a timely and cost-effective manner; (iii) target and retain customers and suppliers; (iv) attract and retain key employees and qualified personnel; (v) protect our intellectual property; (vi) comply with legal and environmental regulations; (vii) compete in international markets in light of export and import controls; (viii) incur substantially more debt and (ix) remediate the material weakness in our internal control over financial reporting or otherwise maintain effective internal control over financial reporting; (2) the concentration of our operations in Texas and our dependence on a limited number of suppliers; (3) changes adversely affecting the flow of components and materials from international vendors, the costs of raw materials, components, equipment, and machinery; (4) general economic and geopolitical conditions, changes in applicable laws or regulations, including environmental, export and import controls and government subsidies, tax laws and incentives and renewable energy targets, as well as other public and international trade policies, including tariffs or other trade remedies, on our products and our competitive position; (5) the outcome of any legal proceedings relating to our products and services, including intellectual property or product liability claims, commercial or contractual disputes, warranty claims, and other proceedings; and (6) the capital-intensive nature of our business and our ability to raise additional capital on attractive terms or service our debt.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or any accompanying prospectus supplement and speak only as of the date on which such statements were made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. All subsequent written and oral forward-looking statements concerning matters addressed in this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of any new information, future events or otherwise.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in or incorporated by reference into this prospectus, any applicable prospectus supplement and the documents to which we have referred to in the “Incorporation of Certain Documents by Reference” section below.

Company Overview

T1 Energy Inc., a Delaware corporation (“T1 Energy,” the “Company,” “we” or “us”) is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. We manufacture and sell photovoltaic (“PV”) solar modules in the United States for our U.S. customers.

We are one of the leading solar manufacturing companies in the United States. Our PV solar module manufacturing facility in Wilmer, TX (“G1 Dallas”) is operating and is expected to have an installed base of five gigawatts (“5 GW”) per annum after the expected completion of equipment commissioning in 2025. We believe our facility is one of the most technologically advanced PV solar module plants globally. T1 Energy produces PV solar modules that employ highly energy efficient Passivated Emitter and Rear Contact and Tunnel Oxide Passivated Contact technologies. We believe the superior performance characteristics of the PV solar modules that we manufacture through our commercial partnership with Trina Solar (“Trina”) and our domestic content will competitively differentiate T1 Energy in the U.S. market.

On November 6, 2024, we announced that we had entered into a transaction agreement (the “Transaction Agreement”) to acquire all the shares of capital stock of T1 G1 Dallas Holding and its related subsidiaries (collectively “T1 G1 Dallas Holding”) (the “Trina Business Combination”). The Trina Business Combination closed on December 23, 2024. As part of the Transaction Agreement, we acquired G1 Dallas from T1 G1 Dallas Holding and entered into a series of commercial support and technology licensing agreements with Trina.

The Stock Purchase Agreement

As disclosed by the Company in its Current Report on Form 8-K filed with the SEC on October 31, 2025, on October 31, 2025, the Company and the Encompass Parties entered into the Stock Purchase Agreement to amend and restate in its entirety the Original Stock Purchase Agreement.

Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, the Encompass Parties agreed to purchase (i) 21,504,901 shares of Common Stock and 1,600,000 shares of Series B Preferred Stock, in partial consideration for the redemption and cancellation of all of the then-issued and outstanding shares of Series A Preferred Stock, and (ii) 5,000,000 shares of Series B-1 Preferred Stock, at a price of $10.00 per share, for aggregate gross proceeds to the Company of $50 million.

On October 31, 2025, in connection with the Stock Purchase Agreement, the Company filed the Series B Certificate of Designations and the Series B-1 Certificate of Designations with the Secretary of State of the State of Delaware. The Certificates of Designations fix the designations, preferences, limitations and relative rights of the Series B Preferred Stock and the Series B-1 Preferred Stock, each of which has a liquidation preference of $10.00 per share plus accrued but unpaid dividends.

Each share of Series B Preferred Stock shall be convertible, at the option of the holders thereof, into Underlying Shares, up to an aggregate of 9,411,764 shares of Common Stock, in whole and not in part (subject to certain exceptions set forth in the Series B Certificate of Designations), based on a conversion price of $1.70 per share of Common Stock, assuming no accrued and unpaid dividends.

Each share of then-issued Series B-1 Preferred Stock shall be convertible, at the option of the holders thereof, into Underlying Shares, up to an aggregate of 26,315,789 shares of Common Stock, in whole and not in part (subject to certain exceptions set forth in the Series B-1 Certificate of Designations), based on the conversion price of $1.90 per share of Common Stock if the 10-Day VWAP of the Common Stock immediately prior to the conversion date is $2.50 or more per share of Common Stock (being the greater of the conversion prices for the Series B-1 Preferred Stock), and assuming no accrued and unpaid dividends; the conversion price of the Series B-1 Preferred Stock will be reduced to $1.70 per share of Common Stock in the event that the 10-Day VWAP of the Common Stock immediately prior to the conversion date is less than $2.50 per share of Common Stock. Upon such reduction of the conversion price, each share of the then-issued Series B-1 Preferred Stock will be convertible into approximately 5.88 shares of Common Stock, up to an aggregate of approximately 29,411,764 shares of Common Stock, in whole and not in part (subject to certain exceptions set forth in the Series B-1 Certificate of Designations), based on the reduced conversion price (subject to dilution adjustments), and holders can expect to receive additional Underlying Shares as compared to the conversion price of $1.90 for the Series B-1 Preferred Stock.

On December 23, 2027 (the “Maturity Date”), the Company will redeem the then-outstanding shares of Preferred Stock at $10.00 per share (up to an aggregate amount of the Issue Price of each series of Preferred Stock assuming all shares of such series are fully issued and outstanding at the time of such redemption) plus any accrued and unpaid dividends. Prior to the Maturity Date, the Preferred Stock will not be redeemable. In any case of redemption of shares of Preferred Stock, the Company shall, not less than thirty (30) nor more than sixty (60) days before the Maturity Date, send to each holder notice of the intention of the Company to redeem such shares of Preferred Stock.

Prior to the date of this prospectus, there has been no public market for the Preferred Stock. We intend to apply to list the Preferred Stock on the NYSE upon each sale by the Selling Securityholders of any of the Series B Preferred Stock or Series B-1 Preferred Stock that will enable the Company to be in compliance with the NYSE distribution standards upon listing. If the application is approved, we expect trading in such securities on the NYSE to begin promptly thereafter. However, there can be no assurance as to the development or liquidity of any such market for the Preferred Stock. Furthermore, we cannot guarantee that the Preferred Stock will be approved for listing on the NYSE in a timely manner or at all. Prior to such listing, should the Selling Securityholders elect to sell their shares of Preferred Stock, they intend to sell such shares at no less than the Issue Price; after such time the Preferred Stock can be offered and sold at prevailing market prices or at negotiated prices. Please see the “Risk Factors” beginning on page 4 of this prospectus for further details.

Stock Exchange Listing

The Common Stock is currently listed on the NYSE under the symbol “TE.” We intend to apply to list the Preferred Stock on the NYSE upon each sale by the Selling Securityholders of any of the Series B Preferred Stock or Series B-1 Preferred Stock issued pursuant to the Stock Purchase Agreement that will enable the Company to be in compliance with the NYSE distribution standards upon listing. We cannot guarantee that the Preferred Stock will be approved for listing on the NYSE in a timely manner or at all.

Corporate Information

The mailing address of T1 Energy’s registered and principal executive office is 1211 E 4th St. Austin, Texas 78702. The telephone number of T1 Energy’s registered and principal executive office is 409-599-5706.

Our investor relations website is located at https://ir.t1energy.com/, and its news site located at https://ir.t1energy.com/news/, our X (f/k/a Twitter) account is located at https://x.com/T1_Energy, our LinkedIn account is located at https://www.linkedin.com/company/t1energy, and our Instagram account is located at https://www.instagram.com/t1_energy/. We use our investor relations website, our X account and our LinkedIn account as well as Daniel Barcelo’s X account (https://x.com/_danielbarcelo), LinkedIn account (https://www.linkedin.com/in/daniel-barcelo-b262a939/) and Instagram account (https://www.instagram.com/danbarcelo/) to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, our X account and our LinkedIn account, in addition to following press releases, SEC filings and public conference calls and webcasts. Our website, X account and our LinkedIn account and the information contained on each, or that can be accessed through each, is not deemed to be incorporated by reference in, and is not considered part of, this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement. We also make available, free of charge, on our investor relations website under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

THE OFFERING

Series B Preferred Stock offered by the Selling Securityholders	1,600,000 shares of Series B Preferred Stock.

Series B-1 Preferred Stock Offered by Selling Securityholders	5,000,000 shares of Series B-1 Preferred Stock.

Preferred Stock outstanding	6,600,000 shares of Preferred Stock

Common Stock offered by the Selling Securityholders	Up to 38,823,528 Underlying Shares, consisting of (i) 9,411,764 shares of Common Stock issuable upon conversion of the Series B Preferred Stock; and (ii) up to 29,411,764 shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock.

Common Stock outstanding prior to the conversion of the Preferred Stock (as of November 14, 2025)	212,365,815 shares of Common Stock (excluding the Underlying Shares)

Use of Proceeds	We will not receive any proceeds from the sale of Securities by the Selling Securityholders. See “Use of Proceeds.”

Market for Securities	Our Common Stock is listed on the NYSE under the symbol “TE.” We intend to apply to list the Preferred Stock on the NYSE. We cannot guarantee that the Preferred Stock will be approved for listing on the NYSE in a timely manner or at all.

Risk Factors	Investment in our Securities involves risks. See “Risk Factors” and other information included elsewhere or incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our Securities.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to invest in our securities, you should carefully review the risk factors described below and contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments thereto, which are incorporated by reference herein, together with the information contained in this prospectus and any accompanying prospectus supplement and any other information that has been or will be incorporated by reference herein or therein. The risks and uncertainties described in our SEC filings are not intended to be exhaustive and are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also harm our business. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects, in which event the market price of our securities could decline and you could lose all or part of your investment. See “Incorporation of Certain Documents by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Ownership of Our Common Stock

The market price of our Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

The market price of our Common Stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

●	changes in applicable laws or regulations;

●	risks relating to the uncertainty of our projected financial information; and

●	risks related to the organic and inorganic growth of our business and the timing of expected business milestones.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that securities or industry analysts publish about us. If securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our company, our Common Stock share price would likely decline. If analysts publish target prices for our Common Stock that are below the historical sales prices for shares of our Common Stock on a securities exchange or the then-current public price of our Common Stock, it could cause our stock price to decline significantly. Further, if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our Common Stock price and trading volume to decline.

Future issuances of debt, which would be senior to our Common Stock upon liquidation, and/or preferred equity securities, which may be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by making issuances of debt or additional preferred equity securities, including senior or subordinated notes, and preferred stock, and entering into new loan agreements. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Additional equity and equity-linked issuances may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Except as otherwise disclosed in SEC filings, holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Because our decision to issue securities in any future issuance and to enter into new loan agreements will depend on market conditions and other factors, many of which are beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances or borrowings. Thus, our stockholders bear the risk of our future issuances or loan arrangements reducing the market price of our Common Stock, reducing our assets available to them upon our liquidation and diluting their shareholdings in us.

Risks Related to Ownership of Our Preferred Stock

There is currently no trading market for the Preferred Stock. If an active trading market does not develop, then holders of our Preferred Stock may be unable to sell their Preferred Stock at desired times or prices, or at all.

There is currently no active trading market for the Preferred Stock and no active trading market may ever develop. The shares of Preferred Stock may trade at a discount from the price you paid, depending on: the market for similar securities; the price and volatility in price of our shares of Common Stock; our performance; and other factors. In addition, we do not expect an active trading market to develop for the Preferred Stock. Although we intend to apply to list the Preferred Stock on the NYSE upon each sale by the Selling Securityholders of any of the Series B Preferred Stock or Series B-1 Preferred Stock issued pursuant to the Stock Purchase Agreement that will enable the Company to be in compliance with the NYSE distribution standards upon listing, we cannot guarantee that the Preferred Stock will be approved for listing on the NYSE in a timely manner or at all. Furthermore, even if listed on the NYSE, the liquidity of any market for the Preferred Stock will depend upon the number of holders of the Preferred Stock, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Preferred Stock and other factors. Because an active or liquid trading market for the Preferred Stock may not develop, the ability of the holders of the Preferred Stock to sell their Preferred Stock at an acceptable price may be limited. To the extent that an active trading market does not develop, the liquidity and trading prices for the Preferred Stock may be harmed.

Holders of the Preferred Stock will generally have no rights as holders of Common Stock until such holders convert their Preferred Stock and acquire shares of our Common Stock.

Until holders of Preferred Stock convert their Preferred Stock and acquire shares of our Common Stock, such holders will generally have no rights with respect to the Underlying Shares. Upon conversion of the Preferred Stock, the holders will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the conversion date.

Significant holders or beneficial holders of shares of our Common Stock may not be permitted to convert the Preferred Stock that they hold.

A holder of Preferred Stock is prohibited from converting shares of Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 19.99% of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. As a result, you may not be able to exercise your right to convert the Preferred Stock into Common Stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Preferred Stock to realize value, but you may be unable to do so if as a result of such conversion, you, together with your affiliates, would beneficially own more than 19.99% of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

USE OF PROCEEDS

All of the Securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We cannot currently determine the price or prices at which such Securities may be sold by the Selling Securityholders. We will not receive any of the proceeds from these sales. The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their Securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of such Securities covered by this prospectus, including, without limitation, all registration and filing fees, any NYSE fees and fees and expenses of our counsel and our independent registered public accountants.

SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the Securities the Selling Securityholders may offer from time to time. These summary descriptions are not meant to be complete descriptions of such Securities, the particular terms of which will be described in the applicable prospectus supplement and/or any related free writing prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of the Company’s Common Stock and Preferred Stock and is not intended to be a complete summary of the rights and preferences of our Common Stock or Preferred Stock. The Company’s Amended and Restated Certificate of Incorporation, as amended, and Second Amended Restated Bylaws as of February 19, 2025 are included as exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Read the applicable provisions of Delaware law, the Amended and Restated Certificate of Incorporation and Bylaws, the Certificates of Designations and the Stock Purchase Agreement in their entirety for a complete description of the rights and preferences of the Company’s Common Stock and Preferred Stock.

Authorized Share Capital

Currently, T1 Energy’s authorized capital stock consists of (i) three hundred and fifty-five million (355,000,000) shares of Common Stock, par value $0.01 per share, and (ii) ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share.

Common Stock

Dividends. Subject to prior dividend rights of the holders of any preferred stock of T1 Energy (including the Preferred Stock described herein) and any other class or series of shares having a preference as to dividends over Common Stock, holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the T1 Energy board of directors, out of funds legally available for that purpose.

Voting Rights. Each outstanding share of Common Stock is entitled to one vote per share on each matter to be voted on by the holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights. In the event of any liquidation, dissolution or winding up (either voluntary of involuntary) of T1 Energy, the holders of Common Stock will be entitled to receive the assets and funds of T1 Energy available for distribution in proportion to the number of shares held by them, respectively, without regard to class, after payments to creditors and subject to any related preferential rights of any holders of any preferred stock of T1 Energy (including the Preferred Stock described herein) that at the time may be outstanding.

T1 Energy Common Stock is currently listed on the NYSE under the symbol “TE.”

Preferred Stock

T1 Energy’s Amended and Restated Certificate of Incorporation, as amended, expressly authorizes T1 Energy’s board of directors to provide for the issuance of all or any preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of T1 Energy; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of T1 Energy at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The issuance of preferred stock may have the effect of diluting the earnings per share and book value per share of Common Stock. In addition, the T1 Energy board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Number and Designation

We filed the Certificates of Designations, designating (i) 1,600,000 shares of our preferred stock as “Series B Convertible Non-Voting Preferred Stock,” par value $0.01 per share, and (ii) 5,000,000 shares of our preferred stock as “Series B-1 Convertible Non-Voting Preferred Stock,” par value $0.01 per share. The number of shares of each such series may be increased or decreased by resolution of the T1 Energy board of directors; provided that no decrease shall reduce the number of shares of the respective series to a number less than that of the shares then outstanding. On October 31, 2025, pursuant to the Stock Purchase Agreement, T1 Energy issued to the Encompass Parties (i) 1,600,000 shares of Series B Preferred Stock and (ii) 5,000,000 shares of Series B-1 Preferred Stock, which represent all of the shares of Preferred Stock currently outstanding. The shares of Preferred Stock have all of the rights, preferences and privileges set forth below and as more fully described in the Certificates of Designations.

Ranking; Liquidation Preference

The Preferred Stock issued under the Stock Purchase Agreement ranks senior to the Common Stock but junior to all existing and future debt obligations of the Company and has a liquidation preference equal to $10.00 per share of Preferred Stock plus accrued but unpaid dividends.

In the event of any voluntary or involuntary liquidation, subject to the rights of holders of any senior securities and after satisfaction of all liabilities and obligations to creditors of the Company, before any distribution is made to holders of shares of junior securities, the holders of the Preferred Stock will be entitled to receive liquidating distributions in the amount that is the greater of (i) the aggregate liquidation preference per share of Preferred Stock and (ii) the amount of cash to which a holder would be entitled to receive in a liquidation with respect to such shares if they had been converted to Common Stock immediately prior to such liquidation.

Conversion

Each share of then-issued Series B Preferred Stock shall be convertible, at the option of the holders thereof, into Underlying Shares, up to an aggregate of 9,411,764 shares of Common Stock, in whole and not in part (subject to certain exceptions set forth in the Series B Certificate of Designations), based on a conversion price of $1.70 per share of Common Stock, assuming no accrued and unpaid dividends.

Each share of then-issued Series B-1 Preferred Stock shall be convertible, at the option of the holders thereof, into Underlying Shares, up to an aggregate of 26,315,789 shares of Common Stock, in whole and not in part (subject to certain exceptions set forth in the Series B-1 Certificate of Designations), based on the conversion price of $1.90 per share of Common Stock if the 10-Day VWAP of the Common Stock immediately prior to the conversion date is $2.50 or more per share of Common Stock (being the greater of the conversion prices for the Series B-1 Preferred Stock), and assuming no accrued and unpaid dividends; the conversion price of the Series B-1 Preferred Stock will be reduced to $1.70 per share of Common Stock in the event that the 10-Day VWAP of the Common Stock immediately prior to the conversion date is less than $2.50 per share of Common Stock. Upon such reduction of the conversion price, each share of the then-issued Series B-1 Preferred Stock will be convertible into approximately 5.88 shares of Common Stock, up to an aggregate of approximately 29,411,764 shares of Common Stock, in whole and not in part (subject to certain exceptions set forth in the Series B-1 Certificate of Designations), based on the reduced conversion price (subject to dilution adjustments), and holders can expect to receive additional Underlying Shares as compared to the conversion price of $1.90 for the Series B-1 Preferred Stock.

In the event that, between the date of the Series B-1 Certificate of Designations and one year following the issuance of the Series B-1 Preferred Stock, the Company issues any shares of any series of Preferred Stock with a conversion price for converting shares of such series of Preferred Stock into shares of Common Stock that is lower than the then applicable Series B-1 Conversion Price (such lower conversion price being referred to as the “Lower Conversion Price”) the Series B-1 Conversion Price shall automatically be adjusted to equal the Lower Conversion Price; provided, however, that in no event shall the Lower Conversion Price be adjusted to an amount below $1.05.

Additionally, in case of a stock split or similar event effected by the Company, the conversion price shall be proportionally decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.

A holder of Preferred Stock is prohibited from converting shares of Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 19.99% of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Change of Control

In the event of a change of control event in which the Company is not the surviving or resulting corporation, the holders of Preferred Stock will be entitled to receive the greater of: (i) the aggregate liquidation preference of the Preferred Stock outstanding, including any accrued and unpaid dividends thereon to the closing date of the change of control event, and (ii) the amount of consideration that would be payable or issuable in such change of control transaction to a holder of the number of shares of Common Stock into which the shares of Preferred Stock are convertible by their terms as of the closing date of the change of control event, provided that the holders will receive the same form of consideration to be received by holders of Common Stock in such change of control event.

Term; Redemption

The Series B Preferred Stock has a maturity date of December 23, 2027 (the “Series B Maturity Date”). On the Series B Maturity Date, the Company shall redeem the then-outstanding Series B Preferred Stock at $10.00 per share (up to an aggregate amount of $16,000,000 assuming all shares of Series B Preferred Stock are fully issued and outstanding at the time of redemption) plus any accrued and unpaid dividends. Prior to the Maturity Date, the Preferred Stock will not be redeemable. In any case of redemption of shares of Series B Preferred Stock, T1 Energy shall, not less than thirty (30) nor more than sixty (60) days before the Series B Maturity Date, send to each holder notice of the intention of the Company to redeem such shares of Series B Preferred Stock.

The Series B-1 Preferred Stock has a maturity date of December 23, 2027 (the “Series B-1 Maturity Date”). On the Series B-1 Maturity Date, the Company shall redeem the then-outstanding Preferred Stock at $10.00 per share (up to an aggregate amount of $50,000,000 assuming all shares of Series B-1 Preferred Stock are fully issued and outstanding at the time of redemption) plus any accrued and unpaid dividends. Prior to the Maturity Date, the Preferred Stock will not be redeemable. In any case of redemption of shares of Series B-1 Preferred Stock, T1 Energy shall, not less than thirty (30) nor more than sixty (60) days before the Series B-1 Maturity Date, send to each holder notice of the intention of the Company to redeem such shares of Series B-1 Preferred Stock.

The Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments.

Dividends

The Preferred Stock carries a dividend rate of 6%, accruing on their issuance and payable in arrears (i) on the dividend date 18 months after their issuance (ii) every six months after such dividend payment date. Dividends may be payable in cash, securities or other property as may be determined by T1 Energy’s board of directors or any of its duly authorized committees. Any dividends will be paid net of any required withholding taxes.

Other

Other customary representations and warranties, closing conditions and terms were included in the Stock Purchase Agreement and the Certificates of Designations.

Registration Rights

Pursuant to the terms of the Stock Purchase Agreement, T1 Energy agreed to provide certain registration rights with respect to the Securities.

Certain Anti-Takeover Measures

Certain provisions of the T1 Energy’s governing documents and the DGCL could have the effect of delaying, deferring or discouraging another party from acquiring T1 Energy. These provisions encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the T1 Energy board of directors rather than pursue non-negotiated takeover attempts. These provisions include the below summarized items.

DGCL Section 203

T1 Energy will be subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which such person becomes an interested stockholder, unless:

●	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting share of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested stockholder) those shares owned:

○	by persons who are directors and also officers; and

○	employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting shares which is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting shares of T1 Energy and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Powers

The T1 Energy Second Amended and Restated Bylaws provide that any director or the entire board of directors may be removed from office at any time, but only for cause (as such term is defined in the Amended and Restated Certificate of Incorporation, as amended), and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of T1 Energy entitled to vote in the election of directors. Any director serving on a committee of the board may be removed from such committee at any time by the board of directors. T1 Energy’s board of directors has the power to fix the number of directors by resolution, subject to the requirements of T1 Energy’s governing documents that the T1 Energy board of directors be not fewer than five (5) nor more than twelve (12). Vacancies on the board or any committee resulting from the death, resignation, retirement, disqualification or removal of a director, or from an increase in the number of directors constituting the board or such committee, may be filled only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and the directors chosen in this manner, in the case of the board of directors, will hold office until the next annual election and until a successor is duly elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal and, in the case of any committee of the board, will hold office until a successor is duly appointed by the board of directors or until his earlier death, resignation, retirement, disqualification or removal. For further details on T1 Energy’s board composition, please also see the Cooperation Agreement filed as Exhibit 10.5 to the registration statement of which this prospectus forms a part.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The T1 Energy Second Amended and Restated Bylaws provide that in order for a stockholder to propose business at an annual meeting of stockholders, a stockholder’s notice must be delivered to the secretary at the principal executive offices of T1 Energy no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than a hundred (100) days prior to the date of such annual meeting of stockholders, the tenth (10th) day following the day on which public announcement of the date of such annual meeting of stockholders is first made by T1 Energy.

The T1 Energy Second Amended and Restated Bylaws further provide that in order for a stockholder to make a nomination at an annual meeting of stockholders, a stockholder’s notice must be delivered to the secretary at the principal executive offices of T1 Energy (a) in the case of an annual meeting of stockholders, no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than a hundred (100) days prior to the date of such annual meeting of stockholders, the tenth (10th) day following the day on which public announcement of the date of such annual meeting of stockholders is first made by T1 Energy; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting of stockholders was mailed or public disclosure of the date of the special meeting of stockholders was made, whichever first occurs.

No Stockholder Action by Written Consent

The T1 Energy Amended and Restated Certificate of Incorporation, as amended, provides that any action required or permitted to be taken by the stockholders of T1 Energy must be effected at a duly called annual or special meeting of stockholders of T1 Energy, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

Special Meetings of Stockholders

The T1 Energy Second Amended and Restated Bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called only by (i) the board of directors, (ii) the chair of the board of directors, if there be one, or (iii) a stockholder, or group of stockholders holding more than twenty percent (20%) of the total voting power of the outstanding shares of the capital stock of T1 Energy issued and outstanding and entitled to vote on the matter for which such special meeting of stockholders is called if such stockholder, or group of stockholders, have dated, signed and delivered to the secretary a written demand for such special meeting of stockholders at least ninety (90) days prior to the proposed date for such special meeting of stockholders, describing each matter of business desired to be brought before the special meeting of stockholders, the reasons for conducting such business, the text of any proposal or business to be considered, and the information required by the notice provisions and of the Second Amended and Restated Bylaws.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholders’ share thereafter devolved by operation of law. Unless T1 Energy consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Authorized but Unissued Shares

The authorized but unissued shares of T1 Energy Common Stock and Preferred Stock will be available for future issuance without any further vote or action T1 Energy stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of T1 Energy Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control over T1 Energy by means of a proxy contest, tender offer, merger or otherwise

Supermajority Approval Requirements

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation or bylaws requires a greater percentage. The DGCL does not specify a required vote for stockholder to amend a corporation’s bylaws and, therefore, the default voting standard set forth in a corporation’s bylaws will apply to votes to amend the bylaws unless the certificate of incorporation or bylaws provide otherwise. In addition, the DGCL provides that a board of directors may amend the bylaws without further stockholder action if authorized to do so by the corporation’s certificate of incorporation.

T1 Energy’s Amended and Restated Certificate of Incorporation, as amended, provides that the affirmative vote of at least a majority of the entire board of directors or the affirmative vote of holders of at least two thirds (2/3) of the voting power of the shares entitled to vote at an election of directors will be required to adopt, amend, alter, or repeal the bylaws. In addition, T1 Energy’s Amended and Restated Certificate of Incorporation, as amended, provides that the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote at an election of directors will be required to amend, alter, change or repeal, or to adopt any provision as part of the Amended and Restated Certificate of Incorporation, as amended, inconsistent with the purpose and intent of certain provisions of the Amended and Restated Certificate of Incorporation, as amended, including those governing the limitation of liability of directors, indemnification of directors and officers, stockholders’ action by written consent, the amendment of T1 Energy’s Second Amended and Restated Bylaws by the board of directors, and the required stockholder vote for the amendment of the foregoing provisions. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of T1 Energy or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of T1 Energy. These provisions are designed to reduce T1 Energy’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for T1 Energy’s shares and, as a consequence, they also may inhibit fluctuations in the market price of Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Limitation of Personal Liability of Directors/Officers

The Amended and Restated Certificate of Incorporation, as amended, to the full extent permitted by the DGCL, will limit or eliminate the liability of T1 Energy directors made a party to any proceeding to T1 Energy or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the DGCL, no such elimination of liability is permitted (i) for any breach of the director’s duty of loyalty to T1 Energy or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful share purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Forum Selection

The T1 Energy Amended and Restated Certificate of Incorporation, as amended and Bylaws provide that unless T1 Energy consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of T1 Energy, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of T1 Energy to T1 Energy or T1 Energy’s stockholders, (iii) any action asserting a claim against T1 Energy or any current or former director, officer, stockholder, employee or agent of T1 Energy arising out of or relating to any provision of the DGCL, the T1 Energy Amended and Restated Certificate of Incorporation, as amended, or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against T1 Energy or any current or former director, officer, stockholder, employee or agent of T1 Energy governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Unless T1 Energy gives an Alternative Forum Consent, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of T1 Energy will be deemed to have notice of and consented to these forum selection provisions. The existence of any prior Alternative Forum Consent will not act as a waiver of T1 Energy’s ongoing consent right with respect to any current or future actions or claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and T1 Energy’s Second Amended and Restated Bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

We recognize that the forum selection clause in T1 Energy’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in T1 Energy’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than to our stockholders.

Transfer Agent

The transfer agent for our Common Stock and Preferred Stock is Continental Stock Transfer & Trust Company.

SELLING SECURITYHOLDERS

On October 31, 2025, we issued 1,600,000 shares of Series B Preferred Stock and 5,000,000 shares of Series B-1 Preferred Stock to the Encompass Parties in a registered direct offering pursuant to the Stock Purchase Agreement described elsewhere in this prospectus. This prospectus relates to the resale by the Selling Securityholders from time to time of up to an aggregate of 38,823,528 shares of Common Stock (comprised of the Underlying Shares) and up to 1,600,000 shares of Series B Preferred Stock and 5,000,000 shares of Series B-1 Preferred Stock.

We are registering the Securities offered by the Selling Securityholders on their behalf pursuant to the terms of the Stock Purchase Agreement. When we refer to the “Selling Securityholders” in this prospectus, we mean the person(s) listed in the table below (as such table may be amended from time to time by means of a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part), and any pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Preferred Stock and the Common Stock issuable upon conversion of such Preferred Stock set forth below other than through a public sale.

The Selling Securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Preferred Stock issued to them and any or all of the shares of Common Stock issuable upon conversion of such shares of Preferred Stock. The table below sets forth the number of shares of Preferred Stock and Common Stock that the Selling Securityholders may offer and sell pursuant to this prospectus, as well as such Selling Securityholder’s beneficial ownership of our Preferred Stock and Common Stock prior to and following the sale of Securities covered by this prospectus (assuming all such Securities are sold). The number of shares of Common Stock set forth below that may be offered and sold pursuant to this prospectus is calculated based on an assumed conversion of all Preferred Stock as of the date of this prospectus, at a conversion price of $1.70 per share of Preferred Stock. Such conversion price is subject to adjustment and, accordingly, the number of shares of Common Stock issuable upon conversion of each series of Preferred Stock and beneficially owned and offered by the Selling Securityholders may differ from that set forth in the table below. See “Description of Capital Stock—Preferred Stock—Conversion.”

The information set forth below is based primarily on information provided by or on behalf of the Selling Securityholders prior to the date hereof, including such Selling Securityholder’s beneficial ownership of our Common Stock and Preferred Stock. From and after the date on which such information was provided, a Selling Securityholder may have sold, transferred or otherwise disposed of, and may in the future sell, transfer or otherwise dispose of, some or all of the Common Stock and Preferred Stock indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. In addition, because no Selling Securityholder is obligated to sell the Securities offered hereby, we cannot advise you as to whether or when a Selling Securityholder will in fact sell any or all of such Common Stock or Preferred Stock, or the amount of shares, if any, a Selling Securityholder will beneficially own upon consummation of any such sale. For purposes of the table below, we have assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities of ours during the offering and will have sold all of the Securities covered by this prospectus upon the completion of the offering.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table and accompanying footnotes have or will have sole voting and sole investment power with respect to all securities of ours that they beneficially own, subject to community property laws where applicable. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate thereof.

Information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale by such Selling Securityholder of the Securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of a Selling Securityholder and the number of shares registered on its, his, her or their behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution for Securities Offered by Selling Securityholders.”

	Series B Preferred Stock†				Series B-1 Preferred Stock†				Common Stock†
	Number of shares beneficially owned prior to the	Number of shares offered	Shares beneficially owned after completion of the offering		Number of shares beneficially owned prior to the	Number of shares offered	Shares beneficially owned after completion of the offering		Number of shares beneficially owned prior to the	Number of shares offered	Shares beneficially owned after completion of the offering
Name of Selling Security holder	offering	hereby	Number(2)	Percent(3)	offering	hereby	Number(2)	Percent(3)	offering(4)	hereby(1)	Number(2)(4)	Percent(3)
Certain funds and accounts managed by Encompass Capital Advisors LLC(4)	1,600,000	1,600,000	—	—	5,000,000	5,000,000	—	—	35,323,634	38,823,528	35,323,634	16.6

†	Common Stock and Preferred Stock offered and beneficially owned are based primarily on information provided by or on behalf of the Selling Securityholders indicating the Common Stock and Preferred Stock to be covered by this registration statement and eligible for sale under this prospectus. A Selling Securityholder may have sold or transferred some or all of the Common Stock and Preferred Stock, and consequently the number of shares of Common Stock and Preferred Stock indicated to be offered may exceed the number of shares of Common Stock and Preferred Stock to be sold by the Selling Securityholders.

(1)	Assumes conversion of all shares of Preferred Stock offered hereby at a conversion price of $1.70 per share and no accrued and unpaid dividends thereon held by the Encompass Parties following conversion.

(2)	Assumes the sale of all shares of Preferred Stock and Common Stock issuable upon conversion of Preferred Stock.

(3)	The percentage of beneficial ownership before this offering is calculated based on 212,365,815 shares of Common Stock outstanding as of November 14, 2025. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(4)	This information is derived from Schedule 13D/A of Encompass Capital Advisors LLC filed with the SEC on November 4, 2025, including (i) 34,968,169 shares of Common Stock and (ii) 355,465 warrants, which are exercisable into shares of Common Stock. These securities are held by certain accounts and funds managed by Encompass Capital Advisors LLC. Encompass Capital Partners LLC and Todd Kantor, as the managing member of Encompass Capital Advisors LLC, may be deemed to control Encompass Capital Advisors LLC and beneficially own the securities held by certain funds and accounts managed by Encompass Capital Advisors LLC. Mr. Kantor maintains a material relationship with the Company by virtue of Mr. Kantor’s position as a director.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) with respect to the ownership and disposition of our Preferred Stock and our Common Stock received upon the conversion of our Preferred Stock and who hold such shares as a capital asset (generally, property held for investment) within the meaning of the Code. This summary is based on the Code, Treasury Department regulations promulgated thereunder (the “Regulations”), administrative interpretations and court decisions, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the Internal Revenue Service (the “IRS”), and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. This summary is not a complete description of all of the U.S. federal income tax considerations that may be relevant to a particular U.S. Holder or Non-U.S. Holder. In addition, it does not address consequences relevant to U.S. Holders or Non-U.S. Holders subject to special rules, including, without limitation:

●	banks, insurance companies and other financial institutions;

●	brokers, dealers or traders in securities;

●	certain former citizens or residents of the United States;

●	holders that elect to mark their securities to market;

●	holders owning our Preferred Stock or our Common Stock as part of a straddle, hedge, conversion or other integrated transaction;

●	holders whose functional currency is not the U.S. dollar;

●	holders deemed to sell our Preferred Stock or our Common Stock under the constructive sale provisions of the Code;

●	holders who acquired shares of our Preferred Stock or our Common Stock as compensation or otherwise in connection with the performance of services;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	regulated investment companies and real estate investment trusts;

●	retirement plans;

●	holders who own or have owned (directly, indirectly or constructively) 5% or more of our Preferred Stock or our Common Stock (by vote or value);

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	holders that are subject to special tax accounting rules under Section 451(b) of the Code;

●	corporations that accumulate earnings to avoid U.S. federal income tax; and

●	tax-exempt organizations.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. Prospective investors should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our Preferred Stock or our Common Stock.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Preferred Stock or our Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions, or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of our Preferred Stock or Common Stock that is not a U.S. Holder.

If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our Preferred Stock or our Common Stock, the tax treatment of a partner or beneficial owner of the entity or arrangement will generally depend on the status of the partner or beneficial owner and the activities of the entity or arrangement. Partners in a partnership (or beneficial owners of another entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our Preferred Stock or our Common Stock.

U.S. Holders

Preferred Stock

Distributions on Preferred Stock. Any distribution on our Preferred Stock (including the fair market value of any Common Stock distributed) will generally be treated as a dividend to a U.S. Holder to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. Distributions in excess of our current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Preferred Stock, and thereafter as gain from the sale or exchange of the Preferred Stock. Corporate U.S. Holders will generally be entitled to claim the dividends-received deduction with respect to dividends paid on our Preferred Stock and non-corporate U.S. Holders will generally be taxed at the preferential long-term capital gains rates on such dividends, subject in each case to applicable restrictions.

Constructive Distributions. A U.S. Holder may be treated as receiving a constructive distribution from us if (1) the conversion rate of the Preferred Stock is adjusted (or fails to be adjusted) and as a result of such adjustment (or failure to adjust), the proportionate interest of such U.S. Holder in our assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to our Common Stock. A constructive distribution on our Preferred Stock will generally be treated as described under “U.S. Holders—Distributions on Preferred Stock” above. Thus, under certain circumstances, an increase in (or failure to decrease) the conversion rate might give rise to a taxable dividend to U.S. Holders even though such U.S. Holders would not receive any cash related thereto.

Tax Basis in Preferred Stock. A U.S. Holder’s initial tax basis in the Preferred Stock will generally equal the purchase price paid for the Preferred Stock. A U.S. Holder’s initial tax basis will be increased if such U.S. Holder is treated as having received a constructive dividend as described under “U.S. Holders—Preferred Stock—Constructive Distributions” above.

Sale, Exchange, or Other Taxable Disposition of Preferred Stock. U.S. Holders will generally recognize capital gain or loss on the disposition of Preferred Stock equal to the difference between (i) the amount of cash and the fair market value of any other property received by such U.S. Holder on such disposition and (ii) the U.S. Holder’s adjusted tax basis in such Preferred Stock. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period in respect of such Preferred Stock exceeds one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A redemption of our Preferred Stock will be treated as a distribution described under “U.S. Holders—Distributions on Preferred Stock” above unless the redemption (i) is “not essentially equivalent to a dividend”, (ii) is “substantially disproportionate” with respect to the holder being redeemed, or (iii) completely terminates the holder’s interest in the Company, each within the meaning of Section 302 of the Code. In determining whether any of these tests have been satisfied, a U.S. Holder must generally take into account stock actually owned as well as stock constructively owned by such U.S. Holder. While the determination of whether any of the foregoing tests is satisfied depends on a U.S. Holder’s particular facts and circumstances as of the time of the determination, the IRS has ruled in the past that even a small reduction in the interest held by a stockholder in a publicly traded corporation will be treated as an exchange if the stockholder’s percentage stock ownership is minimal and the stockholder exercises no control over the corporation. U.S. Holders should consult their tax advisors regarding the proper treatment of a redemption of our Preferred Stock.

Conversion of Preferred Stock

Conversion of Preferred Stock into Common Stock. A U.S. Holder will generally not recognize gain or loss upon the conversion of our Preferred Stock into our Common Stock. The U.S. Holder’s tax basis in the Common Stock received in such a conversion will be the same as the holder’s adjusted tax basis in the Preferred Stock surrendered, and a U.S. Holder’s holding period for such Common Stock will include the holder’s holding period for the Preferred Stock that was converted.

Common Stock

Distributions on Common Stock. If we make distributions with respect to our Common Stock, the distributions will generally be treated as dividends to a U.S. Holder of our Common Stock to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Common Stock, and thereafter as gain from the sale or exchange of that stock. Corporate U.S. Holders will generally be entitled to claim the dividends-received deduction with respect to dividends paid on our Common Stock and non-corporate U.S. Holders will generally be taxed at the preferential long-term capital gains rates on such dividends, subject in each case to applicable restrictions.

Sale or Other Taxable Disposition of Common Stock. Upon the sale or other taxable disposition of our Common Stock, U.S. Holders will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received by such U.S. Holder on the disposition and (ii) the U.S. Holder’s adjusted tax basis in such Common Stock. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period in respect of such Common Stock exceeds one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Distributions

If we make distributions of cash or property (other than certain stock distributions) with respect to our Preferred Stock or our Common Stock (or if we engage in certain redemptions that are treated as distributions with respect to our Preferred Stock or our Common Stock, or if there are constructive distributions with respect to our Preferred Stock, as described above under “U.S. Holders—Preferred Stock—Constructive Distributions”), any such distributions will generally be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our Preferred Stock or our Common Stock, as applicable, and thereafter as capital gain from the sale, exchange or other taxable disposition of our Preferred Stock or our Common Stock, as applicable, subject to the tax treatment described below in “—Sale or Other Disposition of Shares of Our Preferred Stock or Common Stock.”

Unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the Non-U.S. Holder within the United States), distributions treated as dividends paid on our Preferred Stock or our Common Stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes the applicable withholding agent with documentation required to claim benefits under such tax treaty (generally, a valid IRS Form W-8BEN or W-8BEN-E or successor form). A Non-U.S. Holder that does not timely furnish the required documentation but that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below under “—Foreign Account Tax Compliance Act,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI or other applicable or successor form. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax on a net income basis as if the Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a classified as a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” imposed at a rate of 30% (or a reduced rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (subject to certain adjustments).

Sale or Other Disposition of Shares of Our Preferred Stock or Our Common Stock

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our Preferred Stock or our Common Stock unless:

●	such gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses; or

●	we are or become a United States real property holding corporation (as defined in Section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, and either (i) our Preferred Stock or our Common Stock, as applicable, is not regularly traded on an established securities market (as determined under the applicable Regulations), or (ii) the Non-U.S. Holder has owned (directly, indirectly or constructively), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of our Preferred Stock or our Common Stock, as applicable.

Although there can be no assurance in this regard, we believe that we are not a USRPHC, and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act

Certain rules may require withholding at a rate of 30% on dividends in respect of our Preferred Stock or our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Preferred Stock or our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Preferred Stock or our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any amounts to holders in respect of any amounts withheld. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Preferred Stock or our Common Stock.

PLAN OF DISTRIBUTION FOR SECURITIES OFFERED BY SELLING SECURITYHOLDERS

On behalf of the Selling Securityholders, we are registering 1,600,000 shares of Series B Preferred Stock, 5,000,000 shares of Series B-1 Preferred Stock and 38,823,528 shares of Common Stock issuable upon conversion of the Preferred Stock to permit the Selling Securityholders to offer the Securities for resale after the date of this prospectus. The Selling Securityholders may sell transfer or otherwise dispose of all or a portion of the Preferred Stock on NYSE, following the approval of the listing of Preferred Stock on the NYSE (as discussed in this prospectus), and the Common Stock issuable upon conversion of the Preferred Stock, publicly or through private transactions at fixed prices, prevailing market prices or at negotiated prices, or at market prices prevailing at the time of sale.

Pending such approval, we believe the actual offering price in sales of our Preferred Stock by the Selling Securityholders will be derived from the following factors: (i) the prevailing market price of our Common Stock at the time of any such sale; (ii) the $10.00 per share purchase price paid by the Selling Securityholders in connection with the original issuance of the Series B-1 Preferred Stock or, with respect to the Series B Preferred Stock, the Series A Preferred Stock redeemed and cancelled therefor, as the case may be; and (iii) the applicable Conversion Price of the Preferred Stock. We cannot guarantee that our Preferred Stock will be approved for listing on the NYSE.

We will not receive any of the proceeds of the sale of the Securities offered by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We are paying certain expenses (other than commissions and discounts of underwriters, brokers, dealers or agents) incidental to the offering and sale of the Securities covered by this prospectus by the Selling Securityholders to the public. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

Upon effectiveness of the registration statement of which this prospectus forms a part, the Securities offered by the Selling Securityholders may be sold from time to time to purchasers:

●	directly by the Selling Securityholders, or

●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the Selling Securityholders.

The Securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including NYSE;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the Common Stock or Preferred Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, employees, partners or shareholders;

●	short sales effected after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Common Stock or Preferred Stock at a stipulated price per share;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Securities is made, a prospectus supplement may be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than one scheduled business day after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than one scheduled business day after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement and/or any related free writing prospectus.

The anticipated date of delivery of offered Securities will be set forth in the applicable prospectus supplement and/or any related free writing prospectus relating to each offer.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed.

This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such Securities from time to time under this prospectus or under a post-effective amendment to the registration statement of which this prospectus forms a part or any accompanying prospectus supplement amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

LEGAL MATTERS

The validity of the Securities registered under this registration statement has been passed upon for T1 Energy by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K/A filed with the SEC on March 10, 2025 have been so incorporated in reliance on the report of RSM China CPA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Securities offered by the Selling Securityholders pursuant to this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the reporting requirements of the Exchange Act, and its rules and regulations. The Exchange Act requires us to file reports and other information with the SEC. The SEC maintains a website that contains reports and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.

We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are also posted on our website at www.https://t1energy.com/. Any references in this prospectus to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

●	Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025 and April 30, 2025, respectively;

●	The description of T1 Energy’s Common Stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, including any amendments or reports filed for the purpose of updating such description;

●	Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025 and August 18, 2025, respectively, for the quarterly period ended June 30, 2025 filed with the SEC on August 19, 2025, and for the quarterly period ended September 30, 2025 filed with the SEC on November 14, 2025; and

●	Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 10, 2025, February 14, 2025, February 19, 2025, March 4, 2025, March 10, 2025, March 14, 2025, April 9, 2025, April 28, 2025, May 1, 2025, May 15, 2025, June 26, 2025, July 3, 2025, August 14, 2025, August 15, 2025, August 18, 2025, August 20, 2025, September 4, 2025, September 5, 2025, September 11, 2025, October 23, 2025, October 24, 2025 and October 31, 2025.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings update and supplement the information provided in this prospectus.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 409-599-5706, or by sending a written request to T1 Energy Inc., 1211 E 4th St. Austin, Texas 78702, Attention: Jeffery Spittel. Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or as of any earlier date as of which such information is given.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

SEC registration fees		$9,114.60
FINRA filing fees	$	*
Transfer agent, trustee and registrar fees	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Financial printing and miscellaneous expenses	$	*
Blue Sky fees and expenses	$	*
Total	$	*

*	These fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of the offerings, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the issuance and distribution of securities being offered will be included in any applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

T1 Energy is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Amended and Restated Certificate of Incorporation provides that no Director of T1 Energy will be personally liable to T1 Energy or its stockholders for monetary damages for any breach of fiduciary duty as a director of T1 Energy. In addition, the Amended and Restated Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of T1 Energy shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Amended and Restated Certificate of Incorporation further provides that any repeal or modification of such article will not adversely affect any right or protection of a director of T1 Energy existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification.

The Second Amended and Restated Bylaws provide that T1 Energy will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of T1 Energy), by reason of the fact that such person is or was a director or officer of T1 Energy, as the latter term is defined in Section 16 of the Exchange Act, or is or was a director or officer of T1 Energy serving at the request of T1 Energy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of T1 Energy, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

T1 Energy will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of T1 Energy to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of T1 Energy, as the latter term is defined in Section 16 of the Exchange Act, or is or was a director or officer of T1 Energy serving at the request of T1 Energy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of T1 Energy; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to T1 Energy unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Expenses (including attorneys’ fees) incurred by a director or officer of T1 Energy in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by T1 Energy in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by T1 Energy. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as T1 Energy deems appropriate.

T1 Energy also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of T1 Energy arising out of claims based on acts or omissions in their capacities as directors or officers.

As permitted by Section 102(b)(7) of the DGCL, T1 Energy’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to T1 Energy or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Business Combination Agreement, dated as of January 29, 2021, by and among Alussa Energy Acquisition Corp., Alussa Energy Sponsor LLC, FREYR AS, ATS AS, Norway Sub 1 AS, Norway Sub 2 AS, Adama Charlie Sub, FREYR Battery, and the Major Shareholders, included as Annex A to the proxy statement/prospectus (Incorporated by reference to Exhibit 2.1 to FREYR Battery’s Registration Statement on Form S-4 filed with the SEC on March 26, 2021)
2.2++	Transaction Agreement by and among FREYR Battery, Inc. and Trina Solar (Schweiz) AG, dated as of November 6, 2024 (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on November 6, 2024)
3.1	Amended and Restated Certificate of Incorporation of T1 Energy Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 19, 2025)
3.2	Second Amended and Restated Bylaws of T1 Energy Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on February 19, 2025)
4.1	Certificate of Designations of Series B Convertible Non-Voting Preferred Stock of T1 Energy Inc., dated October 31, 2025 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on October 31, 2025)
4.2	Certificate of Designations of Series B-1 Convertible Non-Voting Preferred Stock of T1 Energy Inc., dated October 31, 2025 (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on October 31, 2025)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP(a)
10.1	Form of Convertible Note Instrument (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on November 6, 2024)
10.2	Cooperation Agreement by and between FREYR Battery, Inc. and Trina Solar (Schweiz) AG, dated as of December 23, 2024 (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on December 27, 2024)
10.3*/++	Amended and Restated Stock Purchase Agreement by and between T1 Energy Inc. and the purchasers thereto, dated as of October 31, 2025 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 31, 2025)
23.1	Consent of PricewaterhouseCoopers AS(a)
23.2	Consent of RSM China CPA LLP(a)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (Included in Exhibit 5.1)(a)
24.1	Power of Attorney (Incorporated signature on pages hereto)(a)
107	Filing Fee Table(a)

(a)	Filed herewith.

*

Schedules and exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request. The Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

++	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the registrant treats as private or confidential.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	The undersigned registrant hereby further undertakes:

(i)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on November 17, 2025.

T1 Energy Inc.

By:	/s/ Daniel Barcelo
	Name:	Daniel Barcelo
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Barcelo and Evan Calio and each or any one of them, his, her or their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or them and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to sign any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 415 under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he, she or they might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Barcelo	Chief Executive Officer and	November 17, 2025
Daniel Barcelo	Chairman of the Board of Directors
(Principal executive officer)

/s/ Evan Calio	Chief Financial Officer	November 17, 2025
Evan Calio	(Principal financial officer)

/s/ Denise Cruz	Chief Accounting Officer	November 17, 2025
Denise Cruz	(Principal accounting officer)

/s/ W. Richard Anderson	Director	November 17, 2025
W. Richard Anderson

/s/ Mingxing Lin	Director	November 17, 2025
Mingxing Lin

/s/ David Manners	Director	November 17, 2025
David Manners

/s/ Todd Kantor	Director	November 17, 2025
Todd Kantor

/s/ Peter Matrai	Director	November 17, 2025
Peter Matrai

/s/ Tore Ivar Slettemoen	Director	November 17, 2025
Tore Ivar Slettemoen

/s/ Jessica Wirth Strine	Director	November 17, 2025
Jessica Wirth Strine